Exhibit 5.1

October 22, 2015

Reign Sapphire Corporation

9465 Wilshire Boulevard

Beverly Hills, California 90212

Attention: Mr. Joseph Segelman, President and Chief Executive Officer

Re:           Opinion of Counsel—Registration Statement on Form S-1

To the Board of Directors:

We have been engaged as counsel to Reign Sapphire Corporation, a Delaware corporation (the “Corporation”) in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-1, as amended and supplemented from time to time (Registration No. 333-204486). The registration statement covers the registration under the Securities Act of 1933, as amended, of 10,000,000 common shares, par value $0.0001, to be sold by the Corporation, as well as an additional 3,923,000 common shares of the Corporation which are currently issued and outstanding and are to be sold by current shareholders of the Corporation identified in the registration statement (the “Selling Shareholders”).

In connection with these opinions, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In rendering these opinions, we have assumed the authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the authenticity of the originals of such latter documents; the accuracy and completeness of all documents and records reviewed by us; and the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency, and the absence of any change in the information contained therein from the effective date of any such certificate.

The opinion opines upon the laws of the State of Delaware and reported judicial decisions interpreting those laws, and are based on these laws as in effect on the date hereof.  We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof. These opinions are expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

For purposes of the opinions expressed below, without limiting any other exceptions or qualifications set forth herein, we have assumed that due and adequate consideration for each of the shares owned by the Selling Shareholders has been paid and, when issued in accordance with the registration statement, the purchase price of each of the shares to be sold by the Corporation has been paid.

Based upon the foregoing, we are of the opinion that the 10,000,000 common shares being sold by the Corporation pursuant to the registration statement are duly authorized and will be, when issued in the manner described in the registration statement, legally and validly issued, fully paid and non-assessable. Moreover, the 3,923,000 common shares to be sold by the Selling Shareholders are legally and validly issued, fully paid and non-assessable.

We further consent to the use of this opinion as an exhibit to the registration statement and to the reference to our firm under the caption “Interests of Named Experts and Counsel” in the prospectus which forms part of the registration Statement.

Yours very truly,

Qian & Company, A California Professional Law Corporation

/s/ Willa Qian, Esq.

Willa Qian, Esq., Shareholder